EXHIBIT (a)(1)



                                 CLAYMORE FUNDS

                                 CODE OF ETHICS

                                       FOR

                  CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS



         Each of the registered investment companies listed in Appendix A hereto (each a "Trust") is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Trust's Chief Executive Officer, Chief Financial Officer and Treasurer (or persons performing similar functions) (together, "Senior Officers"), sets forth specific policies to guide you in the performance of your duties.

         As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner; and you have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

         The Code of Ethics of the Trust pursuant to Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the "1940 Act") (the "1940 Act Code of Ethics"), which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in our business as registered investment companies. You are also bound by the requirements and standards set forth in this Code of Ethics and other applicable laws and regulations and other policies and procedures adopted by the Trust from time to time.

Compliance With Laws, Rules And Regulations

         You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled "Compliance with Code of Ethics."

Conflicts of Interest

         Senior Officers are expected to dedicate their best efforts to advancing the Trust's interests and to use objective and unbiased standards when making decisions that affect the Trust, keeping in mind that you are subject to inherent conflicts of interest because you are an officer of Claymore Advisors, LLC (the "Adviser") as well as the Trust. Your obligation to conduct the Trust's business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. A conflict of interest for the purpose of this Code of Ethics occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Trust. The 1940 Act Code of Ethics, the Advisers' and the Trust's allocation procedures and the other policies of the Trust are designed to ensure the ethical handling of such conflicts. As a result, it is incumbent on you to be familiar with the 1940 Act Code of Ethics, the Adviser's and Trust's allocations procedures and other rules and regulations under the 1940 Act as well as the policies of the Trust. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest where you are receiving a personal benefit, you should act in accordance with the letter and the spirit of the 1940 Act Code of Ethics and/or the Trust's or the Advisor's other applicable policies and procedures. If you are in doubt as to the application or interpretation of any of these, you should make full disclosure of all facts and circumstances to, and obtain the prior written approval of the Chairman of the Audit Committee of the Trust or, in his absence, any Independent Trustee of the Trust.(1)

Disclosures

         It is the policy of the Trust to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Trust. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by the Trust's standards, policies and procedures designed to promote compliance with this policy.

Compliance with Code of Ethics

         If you know of or suspect a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Trust, you must immediately report that information to the Chairman of the Audit Committee of the Trust or, in his absence, any Independent Trustee of the Trust. No one will be subject to retaliation because of a good faith report of a suspected violation.

         The Trust will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

     o the Chairman of the Audit Committee of the Trust will take all appropriate action to investigate any actual or potential violations reported to him;

     o violations and potential violations will be reported to the Independent Trustees after such investigation;


---------------
(1) An "Independent Trustee" is any Trustee who is not an "interested person" of the Trust within the meaning of the 1940 Act.

     o if the Independent Trustees determine that a violation has occurred, they will take, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code of Ethics; and

     o appropriate action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

         Senior Officers must make this Code of Ethics known to persons who might know of potential conflicts of interest, including any "whistle blower" policies that the Trust may adopt from time to time.

Waivers of Code of Ethics

         Except as otherwise provided in this Code of Ethics, the Chairman of the Audit Committee of the Trust is responsible for applying this Code of Ethics to specific situations in which questions are presented to the Chairman of the Audit Committee of the Trust and has the authority to interpret this Code of Ethics in any particular situation. The Chairman of the Audit Committee of the Trust shall take action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.

         The Chairman of the Audit Committee of the Trust is authorized to consult, as appropriate, with the Chairman of the Board of Trustees of the Trust, the Independent Trustees or the Board of Trustees and with counsel to the Trust, Claymore or the Independent Trustees, and is encouraged to do so.

         The Independent Trustees are responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR as provided by Securities and Exchange Commission rules.

No Rights Created

         This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Trust's Senior Officers in the conduct of the Trust's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

                                   Appendix A

Claymore Exchange-Traded Fund Trust

Claymore Exchange-Traded Fund Trust 2

Claymore Trust

Claymore/Raymond James SB-1 Equity Fund

Dreman/Claymore Dividend & Income Fund

Fiduciary/Claymore Dynamic Equity Fund

Fiduciary/Claymore MLP Opportunity Fund

Madison/Claymore Covered Call Fund

MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund

Old Mutual/Claymore Long-Short Fund

TS&W/Claymore Tax-Advantaged Balanced Fund